Exhibit 5.1

                           Sierchio Greco & Greco, LLP
                                   -----------
                                720 FIFTH  AVENUE
                            NEW YORK, NEW YORK 10019

                            TELEPHONE (212) 246-3030
                            FACSIMILE (212) 246-2225


                                             January 25, 2006
Aurora Gold Corporation
238 West 4th Street, Suite 2
North Vancouver, B.C., Canada V7M 1H7

Gentlemen:

     We have acted as counsel to Aurora Gold Corporation, a Delaware corporation (the "COMPANY"), in connection with its registration statement on Form SB-2 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "ACT") on December 16, 2005 as amended on January 25, 2006 (File No. 333-130379) for the registration for resale by the selling stockholders listed therein (the "SELLING STOCKHOLDERS") of 13,000,000 shares of the Company's common stock par value $0.0001 per share (the "SHARES").

     All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement. In connection with this opinion, we have examined and relied upon the Company's Articles of Incorporation, as amended, the Company's Bylaws, Subscription Agreements pursuant to which the Shares were acquired (the "TRANSACTION DOCUMENTS"), and Registration Statement and related prospectus originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. In addition, we have assumed truthfulness of the representations, warranties and covenants of the Company and the Selling Stockholders as set forth in the Transaction Documents and have not independently verified the accuracy as to factual matters of each document and/or instrument that we have reviewed.

     In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     In our examinations we have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals or copies, and the conformity of any copies to the originals.


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     Based upon and subject to the foregoing, we are of the opinion that the
Shares have been validly issued and are fully paid and non-assessable. The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "LEGAL MATTERS" in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion which is annexed thereto as an exhibit.

Very truly yours,
Sierchio Greco & Greco, LLP

by Joseph Sierchio
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Joseph Sierchio, Esq.